Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: July 17, 2024
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND INCREASE

Catskill, NY – July 17, 2024.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.09 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.36 per share which represents a 12.5% increase from the previous annual cash dividend of $0.32 per share.

The cash dividend for the quarter ended June 30, 2024 will be paid to shareholders of record as of August 15, 2024, and is expected to be paid on August 30, 2024.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.1% of the Company’s outstanding common shares. The MHC has historically waived its right to receive cash dividends from the Company.  However, for purposes of cash flow, the MHC does not intend to waive its receipts of these dividends to be paid by the Company for the quarter ended June 30, 2024.

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Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

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